Exhibit 99.1

[NOT] FOR IMMEDIATE RELEASE	Investor and Media Contact: Whitney Finch
March 3, 2010	Director of Investor Relations
813.421.7694
wfinch@walterinvestment.com
WALTER INVESTMENT MANAGEMENT CORP. ANNOUNCES APPOINTMENT OF
STEVEN R. BERRARD TO THE COMPANY’S BOARD OF DIRECTORS
(Tampa, Fla.) — Walter Investment Management Corp. (NYSE Amex: WAC) (“Walter Investment” or the “Company”) today announced that Steven R. Berrard has been appointed to fill an existing vacancy on the Company’s Board of Directors. Mr. Berrard will serve on the compensation and audit committees, and will stand for election at the Company’s Annual Meeting of Shareholders on April 30, 2010.
Mr. Berrard is the Co-Founder and Managing Partner of New River Capital Partners, a private equity fund and serves as Chief Executive Officer of Swisher International, an industry leader in hygiene solutions and products. Mr. Berrard is also the Chairman of the Board of Jamba, Inc. He helped co-found and worked until 1999 as Co-Chief Executive Officer of AutoNation, Inc. He also served as Vice Chairman of Blockbuster Entertainment Corporation prior to its acquisition by Viacom in 1994. Mr. Berrard has held various finance positions in his career, including Chief Financial Officer of Blockbuster. Mr. Berrard previously served on the Board of Directors of Birmingham Steel, the Board of HealthSouth Corp., and the Board of Boca Resorts. In 2001, Mr. Berrard was appointed to a two year term on the Board of the North Broward Hospital District.
“I would like to thank Steve for making this commitment to our company and welcome him to our board of directors,” said Mark J. O’Brien, Walter Investment’s Chairman and CEO, “I believe his deep experience in finance and building entrepreneurial businesses will be a tremendous asset to our Company as we continue to refine our growth strategy.”
About Walter Investment Management Corp.
Walter Investment Management Corp. is an asset manager, mortgage servicer and mortgage portfolio owner specializing in subprime, non-conforming and other credit-challenged mortgage assets. Based in Tampa, Fla., the Company currently has $1.9 billion of assets under management and annual revenues of approximately $190 million. The Company is structured as a real estate investment trust (“REIT”) and employs approximately 215 people. For more information about Walter Investment Management Corp., please visit the Company’s website at www.walterinvestment.com.